TRISM, INC. MANAGEMENT INCENTIVE PLAN

Introduction	The TRISM, Inc. Management Incentive Plan is designed to recognize and reward corporate and individual achievement of business objectives and attract and retain senior management.
Incentive Type	Team based performance bonus.
Plan Periods	January 1 to December 31 of each year beginning January 1, 2000.
Plan Eligibility

The Plan shall apply to the senior management group identified in Exhibit A (and such other members of senior management from time to time selected by the Board of Directors of TRISM) who are in good standing at the time of the Plan awards are made and receive, at a minimum, a performance rating of "meets expectations" in July and December of each Plan year as determined by the President and CEO.

Incentive Threshold

Operating income of at least $14,500,000 for Plan year 2000 (and as determined by the Board of Directors of TRISM for each subsequent Plan year)(the "Incentive Threshold") must be achieved by TRISM before any incentive awards are earned by the senior management group.

Plan Awards

The Plan contains the following two cash bonus awards, which are calculated based on the Plan participant's base salary on the last day of the applicable Plan year:

1. 20% of base salary will be earned based upon TRISM's achievement of the Incentive Threshold and will be paid to a Plan participant if the Plan participant satisfies the eligibility requirements; and

2. an award of 15% ($15,000) of each $100,000 incremental operating income above the Incentive Threshold will be paid to the senior management group and each Plan participant, if the Plan participant satisfies the eligibility requirements will receive their respective pro-rata share of the total amount awarded to the senior management group.

Incentive Ceiling	A maximum of 50% of the Plan participant's base salary on the last day of the applicable Plan year may be awarded under the Plan.
Timing of Payment

Plan awards, if achieved, will be paid to Plan participants on or before March 1 of the following Plan year. Payment will be made to Plan participants who are actively employed and in good standing during the applicable Plan year and on the payment date. Any participant whose employment terminates for any reason prior to the payment date will be ineligible for any award under this Plan.

Exhibit A

TRISM, INC. MANAGEMENT INCENTIVE PLAN

Participant	Position
Edward McCormick	President and CEO
Barry Moody	Executive Vice President, Operations
Ralph Nelson	Senior Vice President, General Counsel
Jamie Overly	Senior Vice President, CFO
Glenn Kavanagh	Senior Vice President, Sales and Marketing
Eddie Prince	Senior Vice President, Maintenance